TBS INTERNATIONAL PLC & SUBSIDIARIES                EXHIBIT 10.4

LEASE OF REAL PROPERTY

FROM

JOSEPH E. ROYCE, Landlord

to

TBS SHIPPING SERVICES INC., Tenant
_______________________________________________________________________

DATED:                 January 1, 2010

PREMISES:            612 East Grassy Sprain Road
Yonkers, New York 10710

CITY OF YONKERS
COUNTY OF WESTCHESTER
SECTION:
BLOCK:
LOT:

1	Property	1
1.1.	Tenant’s Due Diligence Contingency	2
2	Lease Term	2
3	Rent	2
3.1.1	Fixed Rent	2
3.1.2	Additional Rent	2
3.1.3	Rent Abatement	3
4	Condition of Property.	3
4.1	Readying the Property and Building for the Tenant	3
4.2	Tenant’s Work	3
5	Landlord Representations as Inducement To Tenant to Sign This Lease	4
5.1	Formation	4
5.2	Power and Authority	4
5.3	Due Authorization	4
5.4	Consent and Compliance	4
5.5	Solvency	5
5.6	Record Title	5
5.7	Condition of Title	5
5.8	Matters of Survey	5
5.9	Separate Parcels	5
5.10.	Public Access	5
5.11	Condition of Building and Improvements	6
5.12	Public Utilities	6
5.13	Compliance Issues	6
5.14	Zoning	6
5.15	Flood and Inland Wetland Zones	6
5.16	Legal Compliance	6
5.17	Litigation	7
5.18	Compliance	7
5.19	Hazardous Materials/Underground Tanks	7
6	Transfer of Interest	7
7	Maintenance and Repair Obligations	8
8	Insurance	8
9	Services and Utilities	9
10	Casualty	9
11	Condemnation	10
12	Compliance with Law	11
13	Use	11
14	Mechanics Liens	11
15	Signage	12
16	Communications	12
17	Dumpster	12
18	Surrender	12
19	Landlord’s Lien	13
20	Subordination of Lease	13
21	Estoppels	13
22	Quiet Enjoyment	13
23	Hazardous Materials	13
24	Tenant Default	15
25	Landlord Default	16
26	Notices	16
27	Holding Over	17
28	Broker	17
29	Notice of Lease	17
30	Waiver of Jury Trial	17
31	Assignment and Subletting	17
32	Leasehold Mortgages	17
33	Miscellaneous	17

LEASE

THIS LEASE ("Lease") has been entered into as of December 11, 2009, between Joseph E. Royce, an individual whose address is 52 Old Orchard Lane, Scarsdale, New York 10583, ("Landlord"), and TBS Shipping Services Inc., chartered under the laws of the State of New York with offices at 612 East Grassy Sprain Road, Yonkers, New York 10710 ("Tenant").

W I T N E S S E T H :

WHEREAS, Landlord is the owner of that certain piece or parcel of land located at 612 East Grassy Sprain Road, Yonkers, New York 10710 also known as "Treetops" which consists of  approximately six (6)± acres including parking lots, roadways, lawns and landscaping (“Property”) more particularly described on Exhibit A; and

WHEREAS, The Property consists of (i) a Main Building containing three (3) stories of approximately 10,000 square feet and (ii) a Carriage House containing 1.5 stories of approximately 5,000 square feet and Tenant desires to lease one hundred (100%) percent of the space in said building (“Building”).

NOW THEREFORE, in consideration of the promises and covenants contained herein, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Landlord and Tenant do hereby agree as follows:

1.           Property.                      Landlord hereby leases the Property and appurtenances thereto, to the Tenant, and Tenant hereby rents the Property and appurtenances thereto, from the Landlord, all on the terms and conditions of this Lease.  Landlord represents to Tenant that the Property is vacant, contiguous to and with direct legal access through a legal curb cut to a publicly accepted street known as East Grassy Sprain Road and a separate, distinct and legal tax and subdivision lot.  It is the intention of the parties that Landlord shall lease the Property and all appurtenances thereto, to Tenant and that Tenant may thereafter, during the Term, at Tenant’s cost and expense, perform any work, alterations, decorations, installations, additions, improvements, repairs or restorations to the Property (“Tenant’s Work”) for Tenant’s purposes. At Tenant’s sole cost, Landlord agrees to cooperate with Tenant (including signing applications) in obtaining any necessary permits for any Tenant’s Work that Tenant is permitted to make hereunder.  The Property is to be leased to Tenant at a Fixed Rent (subject to escalation) which is intended to be a net rent to Landlord, subject, however, to certain obligations of Landlord more particularly set forth herein.

1.1.  Tenant’s Due Diligence Contingency. INTENTIONALLY OMITTED.

2.           Lease Term.  The "Term" of the Lease is for one (1) year commencing as of January 1, 2010 ("Commencement Date") and terminating December 31, 2010 ("Termination Date").  Provided that Tenant is not in default at the time of exercise following the receipt of notice and expiration of any applicable cure periods, Tenant shall have five (5) renewal option periods of one (1) year each, all on the same terms and conditions contained herein.  If Tenant shall elect to exercise its right to renew the Term, Tenant shall give notice to Landlord of such election not later than that date which is three (3) months preceding the Termination Date of the Term as then in effect.  Upon the giving of such notice in a timely fashion, the Term shall be deemed renewed, such renewal Term to begin immediately upon the occurrence of the Termination Date as then in effect.  Notwithstanding the preceding, if Tenant shall fail to give notice of renewal as and when required herein, Landlord shall give a notice to Tenant advising that Tenant has failed to exercise its renewal rights herein, and Tenant shall thereafter have an additional thirty (30) days following receipt of Landlord’s notice in which to exercise the renewal rights.  The “Term” as used herein shall include, as the context may require, any and all renewal option periods.

           3.           Rent. The obligation to pay Rent and the commencement of the Term of the Lease shall be as of the date of this Lease. Rent for any partial month at the beginning or end of the Term shall be apportioned based upon the number of days elapsed versus the number of days in the applicable month.  Tenant will pay the following two types of Rent:

3.1.1           Fixed Rent.  Tenant shall pay "Fixed Rent" to the Landlord in equal monthly installments, on the first day of each month, in advance, at the address first set forth above for the Landlord as follows:

(a)  during the and in respect of the period from the Commencement Date of this Lease, a yearly amount equal to Two Hundred Forty Thousand and 00/100 ($240,000.00) Dollars payable in equal monthly installments of Twenty Thousand and 00/100 ($20,000.00) Dollars;

(b)  INTENTIONALLY OMITTED

3.1.2           Additional Rent.  All other sums Tenant must pay to Landlord under this Lease are, in the aggregate, the "Additional Rent," which will be due and payable as provided throughout this Lease.  Tenant will pay promptly when due and payable, one hundred percent (100%) of the Operating Expenses and Taxes of the Property which are applicable at any time during the Term of this Lease as Additional Rent.  All such Operating Expenses and Taxes shall be pro-rated for the partial month in which the Commencement Date and Termination Date occur, if applicable.

For purposes hereof, "Operating Expenses" will mean (i) all utilities consumed by Tenant at the Property, including without limitation, those for sewer, water, heat, gas, oil, electricity, power and air conditioning (to the extent present at the Property); (ii) Tenant’s maintenance and repair of the Building and improvements at the Property, including but not limited to all regular and seasonal Property landscape and maintenance costs, snow plowing, parking lot maintenance and similar Property maintenance repair costs; (iii) the insurance of the Property carried by Tenant; (iv) ADT or similar security/alarm system service for the Building; (v) sprinkler monitoring service for the Building; and (vi) private garbage removal service.  Tenant shall pay all Operating Expenses directly to the entity providing or charging for the same, and with respect to those incurred by Landlord pursuant to the terms hereof, directly to Landlord.  Landlord represents and agrees that no party other than the Tenant shall have rights to or use of the Property or any of the utility or other systems thereon, thus resulting in all Operating Expenses being incurred for the sole benefit of the Tenant.

For purposes hereof, "Taxes" will mean all real property taxes, assessments, sewer and water use charges imposed upon the Property by the City of Yonkers and County of Westchester.  Excluded from the definition of Taxes are income, inheritance, succession, estate, gift, franchise or transfer taxes, and any and all special assessments attributable to the initial improvements of the Property (i.e. any special assessments for utility lines or sidewalks associated with the initial improvement of the Property by Landlord).  Landlord shall deliver all Tax bills directly to Tenant no later than ten (10) days after receipt thereof by Landlord, or Tenant may have Tax bills sent directly to Tenant for payment and Tenant shall pay the same directly to the assessing authority.  If Landlord shall fail to deliver such Tax bills to Tenant as and when required, Landlord shall pay all penalties and other costs resulting from the late payment thereof by Tenant.  Tenant agrees that it shall pay such Tax bills timely given to Tenant on or before the due date therefor.  Notwithstanding the above, Tenant shall have the right to contest Taxes imposed pursuant to the terms hereof, and to not pay such Taxes or to only pay a portion thereof during the pendency of such challenge, provided Tenant pays any costs, interest and/or penalties imposed by the taxing authority and indemnifies Landlord against any loss, cost or expenses incurred by Landlord in connection therewith.

3.1.3           Rent Abatement.  INTENTIONALLY OMITTED

4.           Condition of Property.

4.1  Readying the Property and Building for the Tenant.  Tenant has inspected the Property and takes the Property in “as is” condition.

4.2  Tenant’s Work. During the Term Tenant may not perform any work, alterations, installations, additions, improvements, structural repairs or restorations to the Property (“Tenant’s Work”) without the prior written consent of Landlord which (i) in the case of alterations, additions, installations or improvements of a structural nature or involving the Building systems, may be granted or withheld by Landlord in its sole and absolute discretion and (ii) in the case of alterations or improvements of a non-structural nature or not involving Building systems, shall not be unreasonably withheld or delayed.  In connection with such consent, Tenant shall submit to Landlord such detailed plans, specifications, drawings and other materials reasonably requested by Landlord.  Tenant may make such non-structural alterations and perform work of a decorative nature without Landlord’s prior written consent. At Tenant’s sole cost, Landlord agrees to cooperate with Tenant (including signing applications) in obtaining any necessary permits for any Tenant’s Work that Tenant is permitted to make hereunder. In all cases the Tenant’s Work shall be performed at Tenant’s sole cost and expense and by contractors selected by Tenant.  Tenant agrees that the Tenant’s plans and specifications shall be in compliance with applicable laws, rules and regulations, that Tenant shall not commence construction until it obtains (if required) a building permit for Tenant’s Work, and that such Tenant’s Work shall be performed in accordance with the building permit, in compliance with applicable law and in accordance with the Tenant’s plans and specifications.  As a condition of approving such Tenant's Work the Landlord may require the Tenant to maintain such additional insurance coverages (in addition to those required in Article 8 hereof) as the Landlord may reasonably require.

5.           Landlord Representations as Inducement To Tenant to Sign This Lease.  In order to induce Tenant to enter into this Lease and to perform the Tenant’s Work, Landlord represents and warrants to Tenant that:

With Respect to Landlord and the Transaction.

5.1 Formation. Landlord is an individual and has not been involved as a debtor in a loan default or credit workout scenario with Tenant.

5.2  Power and Authority.  Landlord has full power and authority to execute and deliver this Lease and to perform all of its obligations hereunder.

5.3  Due Authorization.  This Lease has been duly authorized, executed and delivered by Landlord and constitutes a legal, valid and binding agreement of Landlord, enforceable against Landlord in accordance with its terms.

5.4  Consent and Compliance.  All regulatory consents, authorizations, approvals and filings required of Landlord by any federal, state or local law, rule or regulation for the execution and delivery of this Lease and the performance of Landlord’s obligations herein have been obtained or made except for the land use permits and approvals expressly set forth herein as being required to be obtained or performed subsequent to the execution and delivery of this Lease; and the execution and delivery of this Lease by Landlord and the performance by Landlord of its obligations herein and contemplated hereby do not violate any present Federal, State or local law, rule or regulation, or conflict with or result in a breach of the provisions of, or constitute a default under any indenture, franchise, permit, license, note, agreement or other instrument to which Landlord is a party or by which Landlord.

5.5  Solvency.  Landlord is solvent, and there has been no petition in bankruptcy, whether voluntary or involuntary, nor has there been any assignment for the benefit of creditors filed under the bankruptcy or insolvency laws of the United States or any state thereof or any action brought under the aforesaid bankruptcy or insolvency being against or with respect to Landlord, and Landlord represents and warrants that it has sufficient funds to perform its obligations hereunder.

With Respect to Title.

5.6  Record Title.  Landlord is the sole owner of the Property.

5.7  Condition of Title.  Except for the matters set forth on Exhibit B hereto ("Permitted Title Exceptions"), Landlord has good and marketable, indefeasible, absolute fee simple title to the Property free and clear of all defects, mortgages, deeds of trust, security interests, liens, encumbrances, easements, covenants, restrictions, reservations, conditions, encroachments, and any other matters or defects whatsoever.

5.8  Matters of Survey.  No state of facts exist which would be revealed by a careful inspection or survey of the Property would cause the condition of title not to be as described above. If in the possession of Landlord or its agents, Landlord shall deliver to Tenant, at time of execution of this lease, an “as built” survey of the Property showing all improvements thereon and the location of all parking spaces and utility lines.

5.9  Separate Parcels.  The parcel of land that constitutes the Property is a separately assessed and identified parcel for purposes of real estate taxation and land use laws (including, without limitation, subdivision and zoning laws), and receives a separate tax bill. Landlord agrees that (a) the Property shall at all times remain a separate and distinct parcel and at no time in the future shall the Property be included with any other parcels; and (b) that no other property surrounding the Property shall have any rights to use any portion of the Property for any purpose.

5.10.   Public Access.  The Property has unlimited contiguous access to and from East Grassy Sprain Road, a publicly dedicated and accepted City of Yonkers maintained street, without crossing any other lands and Landlord and Tenant have no responsibility for maintenance of such street, but Tenant shall have the obligation to maintain the parking lot located on of the Property.  Landlord has no knowledge of any pending changes to such street, including, without limitation, modification to size, location, grading and paving, expansion or extension.

With Respect to the Condition of the Property

5.11           Condition of Building and Improvements.  To the best knowledge of landlord, the Building and other improvements are structurally sound and good and fully operating condition, fit for the purposes for which the same were constructed, subject, however, to any improvements to be performed by the Tenant.

5.12           Public Utilities.  Adequate supplies of all public utilities, including without limitation water, sewer, gas, electric, telephone, and drainage facilities and other utilities required by law or by the normal use and operation of the Property are  installed and connected with the Building pursuant to valid permits and without cost to Tenant, and will be adequate to serve the Property and Building and to permit full compliance with all requirements of law and normal usage of the Property and Building by the occupants thereof and their licensees and invitees.  With the possible exception of water, which may enter the Property and connect to the Building from the municipal parking lot at the rear of the Property, no such utilities cross other property, and all such utilities enter the Property directly from Purchase Street. All such utilities are “live” to the Building and ready for Tenant to hook into from a utility cabinet within the Building.

5.13  Compliance Issues.  No proceeding is pending or, to the best of Landlord’s knowledge, is threatened, nor do any state of facts exist which could, with the passage of time, result in the revocation or a limitation of any licenses, qualifications, permits, franchises, zoning variances and other governmental approvals and authorizations associated with the Property.

5.14    Zoning. The applicable Zoning Regulations permit the property to be used for commercial office space.

5.15           Flood and Inland Wetland Zones.  The Property is not located in a flood zone or inland wetland area.  Attached hereto is a FNIS Flood Services flood hazard determination.

5.16           Legal Compliance.  To the best knowledge of Landlord, the Property and the present and past uses thereof and all present and past operations therein are and were in full compliance with all local, state and federal laws, rules and regulations applicable to the Property or the uses thereof.  Landlord has no knowledge of any condemnation, environmental, zoning, land use, or other proceedings, either instituted or planned to be instituted, which would affect the use and operation of the Property for Tenant’s intended purpose or the value of the Property, nor has Landlord received any notice of any special assessment proceedings affecting the Property.  Landlord has no notice of any governmental body, or other party claiming or requiring, or calling attention to the need for, any work, repairs, construction, alterations or installation on or in connection with the Property, which has not been complied with.

5.17           Litigation.  There is no (i) action, dispute, claim, litigation, proceeding, labor dispute, arbitration, investigation or other proceeding at law or in equity pending or, to the best of Landlord’s knowledge, threatened against Landlord with respect to the Property or otherwise relating to the transactions contemplated by this Lease, and Landlord knows of no basis for any such action relative to the Property or such transactions; and (ii) there are no decrees, injunctions or orders of any court or governmental department or agency outstanding against Landlord with respect to the Property or the Property.

With Respect to Environmental Matters.

5.18  Compliance.  The Property is in compliance with and has no liability or obligation arising under applicable federal, state and local laws pertaining to air and water quality, solid waste, hazardous materials, worker and community right-to-know, hazardous materials, toxic substance control, radioactive material management and disposal and any other environmental laws, and the Landlord has not received any notice from any applicable governmental agency seeking any information or alleging any violation of such environmental laws.

5.19           Hazardous Materials/Underground Tanks.  Landlord has not caused or permitted any uses of the Property (or any other real property of which the Property has been a part within the preceding three (3) years, to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process any hazardous materials or solid waste and has not caused or permitted and has no knowledge of the release of any such hazardous materials on-site or off site of the Property.  The Property does not, to the best of Landlord’s knowledge, contain any hazardous materials and no such materials are located on, in or under the Property.  No underground storage tanks exist on the Property.  No condition, circumstance, or set of facts exists with respect to the Property which constitutes a significant hazard to health, safety, property or the environment.

6.           Transfer of Interest.  (a)  Landlord shall promptly notify Tenant in writing if Landlord shall convey the title to the Property to a new owner, giving the name and address of the new owner and instructions regarding the payment of rent.  If Landlord does not so notify Tenant of a conveyance, Tenant may continue to pay Rent and other amounts due hereunder to the party to whom Tenant has been making payment and such payments shall be deemed to have been properly made to the correct party.  In the event of any such transfer of title of Landlord in and to the Property or any part thereof, whether voluntary or involuntary, or by act of Landlord or by operation of law, Tenant shall be under no obligation to pay Rents or other charges thereafter accruing until Tenant shall have been notified in writing by Landlord of such change in title, at which time any Rents not so paid shall be immediately due and payable.

(b)  If during the term hereof Landlord's interest in this Lease shall be acquired by more than one person, firm, corporation, or other entity, whether by conveyance, operation of law or otherwise, Landlord shall by notice to Tenant signed by all of the then Landlords hereunder appoint one such Landlord to whom Rent and all charges hereunder may be paid by Tenant and upon whom all notices which Tenant may give hereunder may be served.  Until such appointment shall be made, Tenant shall be authorized from time to time to select any one of such Landlords and to pay all Rent and all charges coming due hereunder to, and serve all notices upon, the Landlord so selected until such time as such appointment shall have been made as aforesaid.  The service of any notice upon and the payment of any Rent or other charges to the appointed or selected lessor as herein provided shall constitute service of notice upon, and payment of Rent or other charges to, Landlord.

7.           Maintenance and Repair Obligations.                                                                           Tenant shall take good care of the Property, and at Tenant's cost and expense, shall make all repairs to preserve the Property in good working order and in a clean, safe and sanitary condition, and will suffer no waste.  If Tenant does not make such repairs to the Building as the same may be reasonably required, Landlord may, but need not, make such repairs following notice to Tenant and 90 days opportunity to cure, and Tenant shall pay the cost thereof. If Tenant shall dispute Landlord’s demand that repairs are so required, Tenant shall have the right to submit the matter to the binding arbitration of the American Arbitration Association in  Westchester County, New York, and the decision thereof shall be binding on Landlord and Tenant, and enforceable in a court of competent jurisdiction. Landlord shall maintain and replace as necessary, the Building structure, including without limitation the footings, foundation, walls, load bearing columns, and roof and roof covering and tenant shall maintain the all other parts of the Building and Property. All repairs and replacements made by Tenant shall be made and performed (a) at Tenant's cost and expense, (b) so that same shall be at least equal in quality, value, and utility to the original work or installation, and (c) in accordance with all applicable laws and regulations of governmental authorities having jurisdiction over the Property. All repairs and replacements made by Landlord shall be made and performed (a) at Landlord’s cost and expense, (b) so that same shall be at least equal in quality, value, and utility to the original work or installation, and (c) in accordance with all applicable laws and regulations of governmental authorities having jurisdiction over the Property.

8.           Insurance.                      During the entire Term of this Lease, Tenant, at its expense, will carry the following insurance coverages with respect to the Property and its activities related thereto: (1) Fire and extended coverage, vandalism and malicious mischief insurance covering the full insurable replacement cost of the Property; (2) Glass insurance for all exterior glass surrounding the buildings on the Property covering full replacement cost, (3) Machine and Boiler insurance, (4) Public liability insurance in an amount not less than $2,000,000 combined, single limit for death, injury or property damage, and (5) Worker's compensation insurance as required by law; but as to each of the above, with such deductibles as Tenant shall elect provided that Tenant shall be responsible for the payment of any such deductible.

Each policy of insurance shall name Landlord (and any Permitted Mortgagee who requests it) as an additional insured party, as its interests may appear, but  loss payable shall be in favor of Tenant only.  Tenant agrees, however, to hold all such insurance proceeds and disburse the same in accordance with the terms hereof.  Tenant's policy of casualty insurance shall contain an agreement by the insurance company waiving its rights to recover against Landlord (and any Permitted Mortgagee who requests it) or its and their agents or employees for any claim thereunder.  Landlord and Tenant hereby waive all rights and claims against one another as to any matter of a kind covered by the insurance described herein.  Tenant will give Landlord reasonable evidence that the insurance required under this Lease is in effect and fully paid within 30 days of Landlord’s request therefor.

9.           Services and Utilities.  Landlord represents to Tenant that there presently exists at and for the benefit of the Building, and Tenant shall hereafter pay all usage charges for (but shall not pay the cost of installing if not already connected to the Building), phone, cable, electricity, water, gas, sewage and all other utilities, each separately metered to the Property.  Tenant shall be responsible for interior Building distribution of such utilities.  Without limitation to the preceding, Tenant shall have the right to purchase its own utilities in any manner it wishes and from any provider.

10.           Casualty.  (a)(i)  If, at any time during the Term, the  Building shall be damaged in whole or in part by fire, the elements or other casualty (“Casualty”), Tenant, at Tenant's sole cost, shall repair said damage and restore the Building to substantially the same condition which existed immediately prior to the occurrence of such damage, subject, however, to the requirements of applicable and, to the extent the same does not unreasonably diminish the appraised value of the Property, the changing needs of the Tenant. As long as Tenant has complied with its insurance obligations hereunder, Tenant shall have no obligation to expend any sums greater than the amount of insurance proceeds actually received by Tenant plus the amount of any deductible under the policies of insurance.  If tenant elects to self insure, Tenant shall make the money available for restoration on the same basis as if an insurance policy was in effect.

(ii)         In the case of a casualty impacting parking and/or access, the parties shall agree on a reasonable abatement, and if no agreement can be reached, either party may submit the matter to binding arbitration as permitted herein.

(iii)         The foregoing subparagraphs (i) and (ii) notwithstanding, if the Building, or any portion of the Property which Tenant, in its reasonable discretion, deems material, shall  be partially or totally destroyed during the last 2 years of the initial term or during the last 2 years of any extension period, then, within thirty (30) days after such casualty, Tenant may terminate this Lease upon no fewer than 45 days prior written notice to Landlord, in which event this Lease shall terminate on the date specified in such notice.

(b)           In the event of a Lease termination as a result of a casualty, or should a “taking” (as defined below) occur, Tenant shall be entitled to recover the value of  relocation and moving costs, any other costs and expenses incurred by Tenant, and the unamortized costs of its Tenant improvements (“Tenant Improvements”) calculated as follows:  Tenant shall be entitled to the actual cost of said Tenant Improvements multiplied by a fraction, the numerator of which is the number of years remaining on the then current Term of the Lease and the denominator of which shall be the  number of years remaining under the then current Term of the Lease at the time the Tenant Improvements were purchased.  [For example, if the Tenant Improvements cost $1000.00, there are 10 years left in the Term of the Lease and there were 15 years left in the Term of the Lease when the Tenant Improvements were purchased and installed, Tenant would be entitled to $667.00 ($1000.00 multiplied by a fraction, the numerator of which is 10 and the denominator of which is 15).]  For purposes hereof, “Tenant Improvements” shall mean any improvements made to the Property by the Tenant.

11.            Condemnation.  (a)  If the entire (or a material portion thereof as determined by Tenant) Property, or the use or possession thereof, is taken in condemnation proceedings, or by any right of eminent domain, or for any public or quasi-public use, or if Landlord shall deliver to a governmental authority a deed in lieu of condemnation or eminent domain  (individually or collectively, a "taking" or “taken”), then, this Lease  shall terminate on the date when possession shall be taken by the condemnor or if earlier, upon Tenant’s notice to Landlord that it is terminating as a result of said taking, and Rent, Additional Rent and all other charges payable hereunder shall be apportioned and paid in full up to that date, and all prepaid unearned Fixed Rent, Additional Rent, and all other charges prepaid hereunder, shall promptly be repaid by Landlord to  Tenant (including, for example, Taxes).

If only a part of the Property shall be so taken, then Tenant may only terminate this Lease if in Tenant’s reasonable discretion, the loss of the taken portion shall interfere with Tenant’s use and occupancy for Tenant’s intended purpose, and further provided that Tenant shall so notify Landlord of its election to terminate. If Tenant shall not so terminate this Lease, then this Lease shall continue in full force and effect, except that Fixed Rent, Additional Rent and all other charges payable hereunder shall, subject to the provisions below regarding parking only, be equitably abated (and if the parties cannot agree on the appropriate abatement, then either may submit the matter to binding arbitration as permitted by this Lease).  In such case, Tenant, at Tenant's own expense not in excess of any condemnation proceeds, shall repair all damage to the Property as shall have been caused by such partial taking, and shall restore the Property to a complete architectural unit.  All proceeds of condemnation shall be applied first to such restoration, and then allocated between Landlord and Tenant as contemplated hereby. Fixed Rent, Additional Rent and other charges payable hereunder shall abate until the Property shall have been restored to a tenantable condition, including a reasonable additional period, not to exceed 90 days, for Tenant to refixture. During the restoration, Tenant may operate its business out of a temporary structure such as a trailer, subject to compliance with Laws.  Tenant shall not be obligated to pay Fixed Rent, Additional Rent or other charges for the use of or attributable to Tenant’s temporary structure.

(b)  For the purposes of this subdivision (b), in addition to the meaning set forth above, a "taking" shall mean any impediment to Tenant’s full and unencumbered use of the Property which shall not be within Landlord's or Tenant’s reasonable control.

If, due to a taking or otherwise, there shall be an impediment, which impediment shall materially adversely affect any means of ingress or egress between the Property and any abutting street, then, Tenant shall notify Landlord thereof. If, within 30 days after Landlord’s receipt of such notice, such impediment shall not be cured, then Tenant may, upon 10 days' written notice to Landlord terminate this Lease.  If Tenant shall elect to so pay reduced rent, Tenant shall remain obligated for any other charges due under this Lease. Tenant's Fixed Rent shall be so reduced until such time as said impediment shall be removed.

12.           Compliance with Law.   Subject to Landlord having complied with its obligations hereunder, Tenant shall comply with all laws, statutes, ordinances, and regulations (collectively, "Laws") relating to the physical condition of the Property but excluding therefrom, any obligations in connection with environmental conditions not caused by the Tenant.  Landlord shall remain, throughout the Term of this Lease, fully responsible for all obligations associated with environmental contamination not caused by the Tenant.

13.           Use.           The Property may be used for any legal purpose.  Tenant will not use the Property for illegal purposes. Tenant shall not commit waste.  Except as otherwise expressly provided herein, Tenant shall have exclusive dominion and control over the Property.

Landlord represents, warrants and covenants that the Property shall never be merged, joined or consolidated with any other property of the Landlord and shall, during the term of this Lease, remain a single, stand alone parcel.  Landlord represents, warrants and covenants that Landlord shall not initiate or consent to any change of zone or position of the Building, parking areas, curbcuts, traffic patterns, and roadways and passageways on the Property, Municipal Property or abutting the Property without the prior written consent of Tenant which consent shall be in Tenant’s sole and absolute judgment and discretion.

14.           Mechanics Liens.                                 Tenant will promptly remove any mechanic's lien or other lien filed against the Property for work or materials by or on account of Tenant in connection with any Tenant alteration (exclusive of work by or for the Landlord).  It will do this within ninety (90) days after the lien is filed.  At Tenant’s sole cost, Landlord agrees to cooperate with Tenant (including signing applications) in obtaining any necessary permits for any alterations that Tenant is permitted to make hereunder.

15.           Signage.  At Tenant’s sole cost, Tenant may, after obtaining all necessary municipal approvals, install, replace and relocate on the Property and Building interior and exterior, such signs, awnings, lighting effects and fixtures as may be used from time to time by Tenant (collectively, "Signs"). Tenant shall maintain and repair such Signs. At Tenant’s sole cost, Landlord agrees to cooperate with Tenant (including signing applications) in obtaining any necessary permits for Tenant’s Signs.

16.           Communications. Notwithstanding anything to the contrary in this Lease,  Tenant may install, maintain, and replace, on the roof of the Building or in the Property, a satellite communications dish and related equipment.  Tenant shall do so at its sole cost and in accordance with all Laws; and shall defend, indemnify and hold Landlord harmless from and against any claims, costs or expenses incurred by Landlord as a result of such installation, maintenance or replacement by Tenant. At Landlord's request, Tenant shall coordinate any roof installation hereunder with Landlord's roofing contractor.

17.            Dumpster. Tenant may, at its cost, maintain a dumpster or similar refuse container on the Property if permitted by municipal authorities.

18.           Surrender. At the expiration or other termination of this Lease, Tenant shall surrender the Property to Landlord in as good order and condition as they were at the commencement of the Term or may be put in thereafter, reasonable wear and tear and damage by casualty and/or the elements and condemnation excepted.  All alterations, additions, and improvements in or upon the Property made by either party (except Tenant's furniture, trade fixtures, satellite communications dish and equipment, computer and other equipment), shall become the property of Landlord and shall remain upon and be surrendered with the Property as a part thereof at the termination or other expiration of the Term. At the expiration or termination of the Term, Tenant shall remove such items enumerated in the parenthetical above as it desires, as well as its signs and identification marks, from the Property. If Tenant has installed a vault, Tenant may remove the vault or vault door. Landlord agrees that should it find any personal property at the Property following Tenant vacating the same, such as, without limitation, any negotiable instruments, cash or personal belongings in the vault, Landlord shall promptly deliver the same to the Tenant. At any time during the Term, Tenant may remove the items enumerated in the parenthetical above, as well as its signs and identification marks, from the Property and the Property.  Damage done to the Building by such removal shall be promptly repaired by Tenant.

19.           Landlord’s Lien. Landlord hereby waives in favor of Tenant its landlord's lien against any and all of the property of Tenant to the extent provided in the applicable laws, regulations or ordinances, of the State of New York.

20.           Subordination of Lease. This Lease shall be subject and subordinate to the lien of any bank or institutional mortgage or mortgages now or hereafter in force against the Property or Building, and to all advances made upon the security thereof, provided that the holder of any such mortgage shall execute and deliver to Tenant an agreement ("SNDA”), in form satisfactory to Tenant in Tenant’s absolute judgment, providing that such holder will recognize this Lease and not disturb Tenant's possession of the Property in the event of foreclosure, sale or deed in lieu of foreclosure if Tenant is not then in default hereunder beyond any applicable cure period.  Landlord agrees to pay Tenant’s expenses, including without limitation reasonable attorneys’ fees incurred by Tenant for the negotiation and preparation of any SNDA.

21.            Estoppels. Landlord and Tenant agree to deliver to each other, from time to time as reasonably requested in writing, and within a reasonable period of time after receipt of such request, an estoppel certificate certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect as modified and stating the modifications), and the dates to which any rent due hereunder has been paid in advance, if any, together with such other information as Landlord or Tenant may reasonably require with respect to the status of the Lease and Tenant's use and occupancy of the Property.

22.            Quiet Enjoyment.  Landlord warrants and agrees that Tenant, on paying the rent and other charges due hereunder and performing all of Tenant’s other obligations pursuant to this Lease, shall and may peaceably and quietly have, hold, and enjoy the Property for the full Term, free from claims, interference, molestation, eviction, or disturbance subject, nevertheless, to the terms of this Lease.

23.           Hazardous Materials. (a)  For the purposes hereof, the term "Hazardous Materials" shall include, without limitation, hazardous or toxic substances, materials that may be deemed hazardous to human or animal health, including without limitation, oil and petroleum derivatives and products, asbestos, lead paint and radon.

(b)  Tenant represents and warrants that, except as herein set forth, it will not use, store or dispose of any Hazardous Materials in the Building or Property.  Landlord agrees that Tenant may use such commercial or household type cleaners and chemicals to maintain the Building or Property.  Storage of such chemicals is also permitted.  Landlord and Tenant acknowledge that any or all of the cleaners and chemicals described in this paragraph may constitute Hazardous Materials.  Notwithstanding any other provision of this Lease, Tenant may, use, store and dispose of same as herein set forth, provided that in doing so, Tenant complies with Laws.

(c)  Landlord represents and warrants to Tenant that, as of the date on which Landlord shall deliver possession of the Property to Tenant, the Building and Property shall be free from contamination by Hazardous Materials. Notwithstanding anything in this Lease to the contrary, Tenant shall not be obligated to accept possession of the Building and Property  until any Hazardous Materials found in or on the Building or Property have been removed, and Landlord has supplied Tenant with a certificate from the appropriate governmental authority that such removal has been completed, and Landlord has restored the Building and Property to the condition which existed immediately prior to such removal and/or otherwise in conformance with the terms of this Lease.

(d)  If, at any time during the Term, Hazardous Materials shall be found in or on the Building or Property, then:

(i)  with regard to the presence or release of any Hazardous Materials that Tenant shall not have caused, Landlord shall, with diligence, remove or remediate or cause the remediation or removal of same to the extent required by Laws, and in compliance with Laws, and at Landlord's sole cost; and Landlord agrees to defend, indemnify, and hold Tenant harmless from and against any and all costs, damages, expenses, and/or liabilities (including reasonable attorneys' fees) which Tenant may suffer as a result of any claim, suit, or action regarding any such Hazardous Materials (whether alleged or real), and/or regarding the removal and remediation of same.  Landlord shall diligently commence or cause the commencement of such remediation within thirty (30) days of knowledge of such presence or release. If Landlord shall fail to commence or cause the commencement to remediate in the manner specified in this Section, within  the specified time periods, then, Tenant may give Landlord 10 days' prior written notice of Tenant’s election to remove or remediate the Hazardous materials on Landlord’s behalf. If Tenant shall so remove or remediate the Hazardous Materials, Tenant may deduct the costs for such removal and remediation (including without limitation, testing and professional costs) from Fixed Rent and other amounts payable by Tenant to Landlord under this Lease.

(ii) with regard to the presence or release of any Hazardous Materials caused by Tenant, Tenant shall remove or remediate same to the extent required by  Laws, and in compliance with Laws, and at Tenant's sole cost; and Tenant agrees to defend, indemnify and hold Landlord harmless from and against any and all costs, damages, expenses, and/or liabilities (including reasonable attorneys' fees) which Landlord may suffer as a result of any claim, suit, or action regarding any such Hazardous Materials (whether alleged or real), and/or regarding the removal and  remediation of same.

(e)  INTENTIONALLY OMITTED

(f) INTENTIONALLY OMITTED

(g)  Each of Landlord's and Tenant's obligations pursuant to this Article shall survive any expiration and/or termination of this Lease.

(h)  Landlord has no knowledge of the presence of lead paint or asbestos containing materials in the Building.

24.           Tenant Default. (a) It shall be a “Tenant Default” if: (i) Tenant shall default in the payment of Fixed Rent or any other amount payable to Landlord hereunder, and such default shall continue for more than fifteen (15) days after written notice to Tenant; or (ii) Tenant shall default in fulfilling any of the other covenants of this Lease, and such default shall continue for more than 30 days after written notice thereof from Landlord, specifying such default (provided that if Tenant has commenced to cure within said 30 days, and thereafter is prosecuting same to completion, said 30 day period shall be extended for a reasonable period of time under the circumstances, where, due to the nature of the default, it is unable to be completely cured within 30 days); then, in any such event, Landlord may give to Tenant notice of intention to end the Term hereof, and if Landlord shall do so, the Term shall expire as if that day were the day herein fixed for the expiration of the Term, and Tenant shall then quit the Property and surrender the same, but shall remain liable as hereinafter provided.

(b)  If the notices provided in subdivision (a) of this Section shall have been given and the Term shall expire as aforesaid, then Landlord shall (unless otherwise agreed by the parties), re-enter the Property, by legal process, and dispossess Tenant by summary proceedings.

(c)  In case of any such default, re-entry, expiration and/or dispossession by summary proceedings or otherwise (i) the rent shall become due and shall be paid up to the time of such re-entry, dispossession and/or expiration; (ii) Landlord shall make reasonable efforts to re-let the Property  or any part or parts thereof, either in its own name or otherwise, for a term or terms which may, at its option, be shorter or longer than the period which would otherwise have constituted the remainder of the Term, and may grant concessions or free rent, but only to such extent as Landlord, in Landlord's reasonable judgment, considers advisable and necessary to re-let the same; and, (iii) Tenant, or its successors, shall also pay to Landlord, as Landlord’s sole damages, liquidated damages for the failure of Tenant to observe and perform its covenants herein contained, any deficiency between the Fixed Rent herein reserved and the net amount, if any, of the rents collected on account of the re-letting of the Property for each month of the period which would otherwise have constituted the remainder of the then-current term.  In computing such liquidated damages, there shall be added to said deficiency such reasonable expenses as Landlord may incur in connection with re-letting, such as legal expenses, attorney and broker fees, but excluding renovations. Any such liquidated damages shall be paid in monthly installments on the rent day specified in this Lease and any suit brought to collect the amount of the deficiency for any month shall not prejudice, in any way, the right of the Landlord to collect the deficiency for any subsequent month by a similar proceeding. However, if Tenant shall default on any such monthly installment, then, at Landlord's option, such liquidated damages shall be accelerated and paid immediately by Tenant, but discounted to their present value, using as the time remaining, the number of full calendar months remaining in the term of this Lease following default (beyond applicable cure periods), and using as the interest rate, the lesser of the following:  (x) the rate (or the average of rates, if more than one rate appears) inserted in the blank of the "Money Rates" section of "The Wall Street Journal" (Eastern Edition) in the section reading "Prime Rate: _____%", or (y) the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks.  (If neither rate is available for any reason, then a reasonably equivalent rate shall be used).  In the event of a Tenant Default, Landlord shall mitigate damages and/or loss.  Such obligation shall survive the Term.

25.            Landlord Default.  In the event of any default by Landlord under this Lease ("Landlord Default"), Tenant may give Landlord written notice specifying such Landlord Default and, if Tenant shall do so, then Landlord shall have 30 days in which to cure any such Landlord Default; provided, however, that if the nature of the Landlord Default is such that more than 30 days are required for its cure, then Landlord shall not be in default if Landlord commences to cure within said 30 days and thereafter diligently prosecutes the same to completion within a reasonable time thereafter.  In the event that Landlord shall remain in default following its said right to cure, then, in addition to all other rights and remedies available to Tenant at law and in equity, Tenant may cure such Landlord Default on behalf of Landlord by doing the necessary work and/or making the necessary payments, and billing Landlord for the reasonable costs thereof, which Landlord agrees to pay to Tenant within 30 days of receipt of Tenant's demand therefor and reasonable evidence of the cost of the same. If Landlord shall fail to pay within said 30 day period, Tenant may deduct the entire cost from any Fixed Rent, Additional Rent and other charges due hereunder.  In the event of a Landlord Default, Tenant shall mitigate damages and/or loss.  Such obligation shall survive the Term.

26.           Notices. Whenever, pursuant to this Lease, notice or demand shall or may be given to either of the parties by the other, and whenever either of the parties shall desire to give to the other any notice or demand with respect to this Lease or the Property, each such notice or demand shall be in writing, and any laws to the contrary notwithstanding, shall not be effective for any purpose unless the same shall be given or served as follows: by hand, by registered or certified mail, or by overnight express mail such as "Federal Express", postage or charges prepaid and proof of delivery requested, to the other party's address set forth above, or to such other address or addresses or parties as may be designated in writing by notice from a party, and if to a mortgagee, to such address as the mortgagee shall designate in a notice to the parties.  Notices may be given by an agent or attorney acting on behalf of Landlord or Tenant.  Notices shall be deemed given upon receipt or rejection. If notices are not received by the applicable party (as opposed to such notices having been rejected), then the notice party shall send a second notice which shall be deemed given three business days after being sent as aforesaid.

27.           Holding Over.  If Tenant shall hold over after the Termination Date of the Term, then, Tenant shall be a month-to-month Tenant on the same terms as herein provided, except that Fixed rent shall be 105% of the Fixed rent due and payable as of the Termination date.

28.           Broker. Landlord and Tenant each represent and warrant that it has had no dealings or conversations with any real estate broker in connection with the negotiation and execution of this Lease.

29.           Notice of Lease. Upon the request of either party hereto, Landlord and Tenant agree to execute a memorandum or notice of lease in recordable form and in compliance with New York law. Either Tenant or Landlord may record such memorandum or notice of lease.

30.           Waiver of Jury Trial.    LANDLORD AND TENANT AGREE THAT ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT BY LANDLORD OR TENANT ON OR WITH RESPECT TO THIS LEASE OR THE DEALINGS OF THE PARTIES WITH RESPECT HERETO, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY.  LANDLORD AND TENANT EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING, FURTHER, LANDLORD AND TENANT EACH WAIVE ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL OR OTHER DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  LANDLORD ACKNOWLEDGES AND AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS LEASE AND THAT TENENT WOULD NOT ENTER INTO THIS LEASE IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS LEASE.

31.           Assignment and Subletting.  Tenant shall have the right to assign and, sublease provided that Tenant shall give Landlord written notice thereof.  Landlord agrees to provide any such actual or proposed assignee, or sublessee with an estoppel certificate in form and substance reasonably satisfactory to Tenant and Landlord upon the request of the Tenant. No such assignment or sublet shall release Tenant of its obligations hereunder which shall be deemed joint and several with any such assignee or sublessee.

32.           Leasehold Mortgages.                                           INTENTIONALLY OMITTED.

           33.           Miscellaneous. (a)                                This Lease shall be governed and construed in accordance with the laws of the state of New York.

(b)  The headings of the sections of this Lease are for convenient reference only, and are not to be construed as part of this Lease.

(c)  The language of this Lease shall be construed according to its plain meaning, and not strictly for or against Landlord or Tenant; and the construction of this Lease and of any of its provisions shall be unaffected by any argument or claim that this Lease has been prepared, wholly or in substantial part, by or on behalf of Tenant.

(d) Landlord and Tenant each warrant and represent to the other, that each has full right to enter into this Lease and that there are no impediments, contractual or otherwise, to full performance hereunder.

(e)  This Lease shall be binding upon the parties hereto and shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of Landlord and the successors and assigns of Tenant.

(f)  In the event of any suit, action, or other proceeding at law or in equity (collectively, "Action"), by either party hereto against the other, by reason of any matter arising out of this Lease, the prevailing party shall recover, not only its legal costs, but also reasonable attorneys' fees (to be fixed by the Court) for the maintenance or defense of said Action, as the case may be.

(g)  A waiver by either party of any breach by the other of any one or more of the covenants, agreements, or conditions of this Lease, shall not bar the enforcement of any rights or remedies for either that breach or any subsequent breach of any of the same or other covenants, agreements, or conditions.

(h)  All of the exhibits and schedules attached to this Lease are incorporated into this Lease and made a part of this lease.

(i)  This Lease and the referenced exhibits set forth the entire agreement between the parties hereto and may not be changed or terminated orally or by any agreement unless such agreement shall be in writing and signed by the party against whom enforcement of such change or termination is sought

(j)  If any provision of this Lease or the application thereof to any persons or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

(k)  The submission of this Lease for examination does not constitute a reservation of or agreement to lease the Property; and this Lease shall become effective and binding only upon proper execution and unconditional delivery thereof by Landlord and Tenant.

(l)  This Lease may be executed in separate counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument.

(n) Landlord agrees to cooperate with Tenant (including, without limitation, signing applications) in obtaining any necessary permits for any changes to the Property or use of the Property (including, without limitation, signage).

(o) Any controversy or claim which, pursuant to the terms of this Lease, is to be resolved by arbitration, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator’s decision shall be final and binding upon the parties hereto and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(p)  Landlord covenants that it will not do anything which would be detrimental to any land use variance which not benefits the Property and/or the Tenant's beneficial interests in same.

SIGNATURES FOLLOW

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease on the day and year first above written.

LANDLORD:
Witnessed by:

/s/ Eileen M. Pellegrini                                                          /s/ Joseph E. Royce
                    Name: Joseph E. Royce
/s/ Aimee Rameshwar

TENANT:
TBS SHIPPING SERVICES INC.

/s/ Valerie Rosas                                                                 BY: /s/ Ferdinand V. Lepere
Name: Ferdinand V. Lepere
Title: Executive Vice President Finance
/s/ Zachary Mallin

STATE OF NEW YORK                                                      )
:ss.:
COUNTY OF WESTCHESTER                                                      )

On the 11th day of December in the year 2009 before me, the undersigned, personally appeared JOSEPH E. ROYCE personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Diana Warycha
Notary Public

STATE OF NEW YORK                                                      )
:ss.:
COUNTY OF WESTCHESTER                                                      )

On the 11th day of December in the year 2009 before me, the undersigned, personally appeared FERDINAND V. LEPERE personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Tara DeMakes
                      Notary Public

EXHIBIT A

Legal Description

EXHIBIT B

Permitted Title Exceptions